ALPHA METALLURGICAL RESOURCES, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
This Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Alpha Metallurgical Resources, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”) on May 3, 2023, is effective as of May 3, 2023 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Alpha Metallurgical Resources, Inc. Long-Term Incentive Plan (the “Plan”).
WHEREAS, the Board has determined that it is in the best interests of the Company to establish this Policy to set forth the compensation that will be payable to each member of the Board who is not an employee of the Company or of any subsidiary (each, an “Eligible Director”) as consideration for service on the Board.
NOW, THEREFORE, the Board hereby agrees as follows:
1.General. The cash compensation and restricted stock unit awards described in this Policy will be paid or be made, as applicable, automatically and without further action of the Board, to each Eligible Director. For the avoidance of doubt, any member of the Board who is not an Eligible Director will not be entitled to cash, equity or any other compensation in connection with service on the Board.
2.Annual Cash Compensation
a.Cash Retainer. Each Eligible Director serving as a member of the Board will receive an annual cash retainer of $100,000 for service on the Board (the “Cash Retainer”) for the period beginning on the date of the annual meeting of stockholders (“Annual Meeting”) of a given year and ending on the date of the Annual Meeting of the following year (each such period, a “Compensation Year”). An Eligible Director may elect, in accordance with procedures established by the Compensation Committee of the Board (the “Compensation Committee”), to receive one hundred percent (100%) of the Cash Retainer as a restricted stock unit award pursuant to the Plan, with the number of restricted stock units awarded equal to the amount of the Cash Retainer divided by the volume-weighted average price (VWAP) of the Company’s common stock as of market close on the 20 trading ending on the day prior to the grant date (the “20-day VWAP") (the “Elective RSUs”).
b.Other Retainers. Eligible Directors are entitled to receive additional annual cash compensation as set forth in this Section 2(b) for service as the chair of the Board, as a chair of a committee of the Board or as a non-chair committee member (collectively, the “Committee Retainers”). An Eligible Director may elect, in accordance with procedures established by the Compensation Committee, to receive one hundred percent (100%) of Committee Retainers as a restricted stock unit award pursuant to the Plan, with the number of restricted stock units awarded equal to the amount of the Committee Retainers divided by the 20-day VWAP (also “Elective RSUs”).

(i)Chair Compensation. Each Eligible Director is entitled to additional annual cash compensation for service as a chair of the Board or of a committee of the Board for service during a Compensation Year, as set forth in the following table:

Position	Annual Chair Compensation
Non-Employee Chair of the Board	$100,000
Lead Independent Director if Employee is Chair of the Board	$50,000
Audit Committee Chair	$30,000
Compensation Committee Chair	$20,000
Safety, Health & Environmental Committee Chair	$15,000
Nominating & Corporate Governance Committee Chair	$12,000

(ii)Committee Member Compensation. Each Eligible Director who serves as a member of a committee of the Board in a non-chair capacity is entitled to additional annual cash compensation for each committee on which such director serves during a Compensation Year, as set forth in the following table:

Committee	Annual Member Compensation
Audit Committee	$10,000
Compensation Committee	$10,000
Safety, Health & Environmental Committee	$5,000
Nominating & Corporate Governance Committee	$5,000

3.Payment Schedule for the Cash Retainer and Meeting Fees; Proration of Cash Retainer
a.Payment Schedule. The Cash Retainer for each Eligible Director will be paid by the Company in equal quarterly installments during the first calendar month of the Compensation Year quarter to which such amount relates.
b.Acceleration / Proration of Cash Retainer. With respect to any Compensation Year in which an Eligible Director’s service as a member of the Board is terminated as of a date that is more than six (6) months after the beginning of, but prior to the completion of, that Compensation Year, for any reason other than removal for cause, such Eligible Director will be entitled to receive any portion of the Eligible Director’s total Cash Retainer for that Compensation Year, including any Committee Retainer(s) unpaid as of the effective date of termination, and this amount shall be paid to the Eligible Director not later than the last day of his or her service as a member of the Board (or, if there was not at least thirty days’ advance notice regarding such termination, within thirty days of such notice). In the event a new Eligible Director is elected or appointed to the Board following the beginning of a Compensation Year, such Eligible Director will be entitled to receive a Cash Retainer for that Compensation Year, prorated based on the date of appointment or election and payable in accordance with the schedule set forth in Section 3(a).
c.New Annual Meeting Date. Notwithstanding Sections 3(a) and 3(b), if the Board determines that the date of the next Annual Meeting shall be more than thirty (30) days from the anniversary date of the prior Annual Meeting (the “Prior Year Date”), the Compensation Year then in effect shall end as of the earlier of (i) the date of the next Annual Meeting and (ii) the date which is thirty (30) days after the anniversary of the Prior Year Date. If the next Annual Meeting is held after the anniversary of the Prior Year Date, each Eligible Director at the time of the next Annual Meeting will be entitled to receive a prorated portion of the Cash Retainer for any partial quarter of service, payable during the calendar month immediately following the next Annual Meeting.
4.Payment Schedule for Committee Retainers
a.Payment Schedule. Each Eligible Director who is entitled to a Committee Retainer for service as the chair of the Board or on a Board committee during a Compensation Year will be paid this Committee Retainer in full during the first calendar month of the Compensation Year. If an Eligible Director is appointed to a new position or committee at a time other than at the beginning of a Compensation Year, the Eligible Director shall receive an un-prorated Committee Retainer for the applicable Compensation Year as a result of the appointment, paid in the calendar month immediately following the calendar month in which the appointment occurred.
b.New Annual Meeting Date. If the Board establishes an Annual Meeting date which does not coincide with the beginning of a Compensation Year, as described in Section 3(c), each Eligible Director will be paid any applicable Committee Retainer during the first calendar month of the new, adjusted Compensation Year, as described in Section 3(c), notwithstanding the fact that the Eligible Director may have received a Committee Retainer within the twelve (12) month period immediately preceding that date..
5.Equity Compensation
a.RSU Grants. Each Eligible Director serving as a member of the Board at the beginning of a Compensation Year will receive, pursuant to the Plan, an annual grant of the number of restricted stock units equal to $125,000 divided by the 20-day VWAP (the “Annual RSUs” and, together with any Elective RSUs held by the Eligible Director, the “RSUs”). The Annual RSUs will be granted as of each Annual Meeting date to each Eligible Director serving following the Annual Meeting (“Grant Date”) of the applicable Compensation Year. The RSUs will vest in full on the first to occur of (i) the day before the one-year anniversary of the date of grant (or, in the case of a new Eligible Director who is elected or appointed to the Board following the beginning of a Compensation Year, such other date as provided in the applicable Award Agreement), (ii) the Eligible Director's service as a member of the Board is terminated as of a date that is more than six (6) months after the beginning of but prior to the completion of that Compensation Year for any reason other than removal for cause, and (iii) a Change in Control, subject in each case to the Eligible Director's continuous service with the Company through such date. Unless otherwise elected by an Eligible Director in a Non-Employee Director Restricted Stock Unit Election Form or otherwise provided in the applicable Award Agreement, the shares of the

Company’s common stock or the Fair Market Value thereof (as determined pursuant to the applicable Award Agreement) in respect of vested RSUs will be delivered (or if settled in cash, will be paid) to the Eligible Director on the earlier of (A) the last day of his or her service as a member of the Board (or, if there was not at least thirty business days’ advance notice regarding the termination, within thirty business days following the termination, and (B) immediately prior to a Change in Control. In the event a new Eligible Director is elected or appointed to the Board following the beginning of a Compensation Year, the Compensation Committee will have the authority to determine, in its sole discretion, whether the new Director is eligible to receive, in connection with election or appointment, an annual grant of RSUs (or a prorated portion thereof) or a special, one-time grant of restricted stock units pursuant to the Plan. The applicable Award Agreement for a grant of restricted stock units will provide, as determined by the Committee in its sole discretion, whether the restricted stock units may be settled in cash or in shares of the Company’s common stock.
New Annual Meeting Date. If the Board establishes an Annual Meeting date which does not coincide with the beginning of a Compensation Year, as described in Section 3(c), s, each Eligible Director at the time of the next Annual Meeting will receive a grant of Annual RSUs on the first day of the Compensation Year beginning on the Annual Meeting date, which grant will be prorated to reflect any portion of the prior Compensation Year that would have, but for the changed Annual Meeting date, overlapped with the Compensation Year that commences on the next Annual Meeting date.